EXHIBIT 10.19
Compensation Arrangements for Thomas G. Yetter
January 1, 2007

The following is a summary of the compensation arrangement effective January 1, 2007 for Thomas G. Yetter in his capacity as Senior Vice President and Chief Financial Officer and Director of the Company.  On January 29, 2009, Mr. Yetter provided the Company with letters of resignation from the Board of Directors of the Company and from all Officer and Director positions of the Company and its subsidiaries, effective January 19, 2009.

Annual Base Salary.  $222,600

Annual and Long-Term Incentive Compensation Plans. Participation in the Company’s Incentive Bonus Plan, the 2005 Stock Incentive Plan and the 2005 Executive Bonus and Restricted Stock Plan.

Benefit Plans and Other Arrangements. Mr. Yetter was eligible to participate in the Company’s broad-based programs including health, disability and life insurance programs, the Frozen Food Express Industries, Inc. 401 (k) Savings Plan, and the FFE Transportation Services, Inc. 401(k) Wrap Plan.  He was also eligible to participate in the Key Employee Supplemental Medical Plan.

Change in Control Agreements. Mr. Yetter and the Company entered into a Change in Control Agreement which entitles executive officers severance benefits in the event of a “change in control” of the Company during the term of his employment.

Perquisites. Mr. Yetter was eligible to participate in certain programs offered by the Company, including automobile mileage reimbursement for business purposes plus a $500 per month automobile allowance and a Christmas bonus equal to one week’s annual base salary.